Exhibit 10.2

AMENDMENT AND ACKNOWLEDGEMENT
AGREEMENT

                1st Financial Services Corporation (the “Company”), Mountain 1st Bank & Trust Company (the “Bank”) and Vincent K. Rees (the “Employee”) agree as follows:

WHEREAS, the Company, the Bank and the Employee are parties to an Employment Agreement dated November 13, 2008 (the “Employment Agreement”); and

WHEREAS, the Bank and the Employee are parties to a Salary Continuation Agreement dated March 26, 2008 (the “SERP”); and

WHEREAS, the Company is a participant in the Troubled Assets Relief Program (TARP) Capital Purchase Program (“TARP Program”) and is subject to the rules and guidance issued under the TARP Program; and

WHEREAS, the Company and the Bank have agreed to merge with and into First-Citizens Bank & Trust Company (“First Citizens”) pursuant to an Agreement and Plan of Merger (the “Merger”); and

WHEREAS, consummation of the Merger requires the consent and approval of the United States Department of the Treasury (the "UST") as the holder of all preferred stock issued by the Company under the TARP Program; and

WHEREAS, as a means of securing UST's consent to the Merger, the Company, First Citizens and the UST propose to enter into a Securities Purchase Agreement (the “SPA”) which contemplates that First Citizens will purchase the Company's outstanding preferred stock from the UST immediately prior to completion of the Merger; and

WHEREAS, the Employee acknowledges that certain payments provided for in his Employment Agreement and his SERP as described in this Agreement are prohibited by, and may not be made under, applicable rules and guidance issued under the TARP Program to which the Company and the Bank are subject; and, as a condition of its consent to the Merger and entry into the SPA, UST requires that each of the Company and First Citizens agree that it will not, before or after the Merger, take any action that will result in, nor directly or indirectly permit, the acceleration, vesting enhancement or increase in the payments or benefits that would otherwise become due as a result of consummation of the Merger, including without limitation the payments described in this Agreement, to any current or former executive officers of the Company or the Bank; and

WHEREAS, the Boards of Directors of the Company and the Bank are authorized to eliminate certain of the above payments by their own action and without the Employee's consent, and the Company, the Bank and the Employee are entering into this Amendment and Acknowledgement Agreement (the “Agreement”) to effect the above elimination in order to obtain UST's consent to the Merger and for the Company to comply with the rules of the TARP Program and for the Company and First Citizens to comply with the provisions of the SPA imposed by the UST; and

              NOW, THEREFORE, the parties hereto agree as follows:

1.           Amendment to the Agreement.  Acting pursuant to Section 5.4 of the Employment Agreement, the Boards of Directors of the Company and the Bank have directed the Company and the Bank to modify the Employment Agreement by deleting Sections 5.1, 5.2 and 5.3 thereof (collectively the “Change of Control Payments”).  The Company, the Bank and the Employee acknowledge and agree that this Agreement effects such modification and that Sections 5.1, 5.2 and 5.3 of the Employment Agreement hereby are deleted, that such modification is required for the Company to comply with the TARP Program and the rules issued thereunder and that the Employee has no right or power to object to, or to prevent, such modification.

The Company and the Employee further acknowledge and agree that the provisions of the SPA imposed by UST upon First Citizens and the Company establish that the Change of Control Payments may not and will not become payable or distributable by reason of the Merger at any time following the Merger.

Except as otherwise provided in Paragraph 3 below, no other amendment or modification to the Employment Agreement is intended to be effected herein.

2.           SERP.  The Bank and the Employee acknowledge and agree the TARP Program and the rules issued thereunder prohibit the implementation of Sections 2.4 and 7.14 of the SERP as a consequence of the Merger (collectively, the “Lump Sum Payments”).  The Bank and the Employee further acknowledge and agree that the provisions of the SPA imposed by the UST upon First Citizens and the Company establish that the Lump Sum Payments may not and will not be payable or distributable by reason of the Merger at any time following the Merger.  Accordingly, Sections 2.4 and 7.14 of the SERP are hereby deleted.

Except as otherwise provided in Paragraph 3 below, no other amendment or modification to the SERP is intended herein.

3.           Acknowledgement and Waiver.  The Employee acknowledges and agrees that the provisions of Sections 1 and 2 of this Agreement are required by the TARP Program and the rules issued thereunder and UST’s imposition of the continuing effect of such rules issued under the TARP Program through the SPA.

Accordingly, the Employee hereby waives, relinquishes and releases all rights to assert claims, claims for relief, suits, demands, actions or causes of action against the Company, the Bank and/or First Citizens, whether before or following consummation of the Merger, by reason of the provisions of this Agreement and/or the failure or forbearance of any of them to make the Change of Control Payments or the Lump Sum Payments.

Further, in addition to the Change in Control Payments and the Lump Sum Payments, in the event that, whether before or following consummation of the Merger, UST notifies the Company or First Citizens that any other payments or benefits provided for under the Employment Agreement or the SERP that are not described in this Agreement are, or were when made or provided, prohibited by the TARP Program and applicable rules and guidance issued thereunder, or by the terms of the SPA, the Employee hereby waives, relinquishes and releases all rights to assert claims, claims for relief, suits, demands, actions or causes of action against the Company, the Bank and/or First Citizens, whether before or following consummation of the Merger, by reason of the provisions of this Agreement and/or the failure or forbearance of any of them to make or provide any such other payments or benefits; and if, at the time of such notification by UST, any such other prohibited payments or benefits previously have been made or provided by the Company, the Bank or First Citizens and UST requires that such payments or benefits be repaid by, or recovered from, the Employee, the Employee hereby undertakes to repay to the Company or the Bank, or to pay to First Citizens after the Merger, the amount of any such prohibited payments or the value of any such benefits.

The Employee acknowledges that each of the Company, the Bank and First Citizens will rely on the Employee's agreements contained herein in entering into the SPA and proceeding with the Merger.

First Citizens is an intended third party beneficiary of the provisions of this Agreement.

Effective this the 14th day of October, 2013.

1st FINANCIAL SERVICES CORPORATION

By:

MOUNTAIN 1st BANK & TRUST COMPANY

By:

Vincent K. Rees	(SEAL)